Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIRST LIGHT ACQUISITION GROUP, INC.

The present name of the corporation is First Light Acquisition Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and the Corporation DOES HEREBY CERTIFY AS FOLLOWS:

1. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 24, 2021, and was amended and restated on September 9, 2021, and further amended on September 14, 2022 (the “Original Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Calidi Biotherapeutics, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock,” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Thirty One Million (331,000,000). The total number of shares of Common Stock that the Corporation is authorized to issue is Three Hundred Thirty Million (330,000,000), having a par value of $0.0001 per share, of which Three Hundred Twelve Million (312,000,000) are designated as Voting Common Stock (the “Voting Common Stock”) and Eighteen Million (18,000,000) are designated as Non-Voting Common Stock (the “Non-Voting Common Stock”). The total number of shares of Preferred Stock that the Corporation is authorized to issue is One Million (1,000,000), having a par value of $0.0001 per share.

Upon the filing and effectiveness of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class A common stock, par value $0.0001 per share, and each share of Class B common stock, par value $0.0001 per share, of First Light Acquisition Group, Inc. issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Common Stock”) and without any action on the part of the holder thereof, shall be reclassified as and converted into one share of Voting Common Stock, with a par value of $0.0001 per share. Any stock certificate or book entry representing shares of Old Common Stock shall thereafter represent a number of whole shares of Common Stock into which such shares of Old Common Stock shall have been reclassified.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting.

(a) Voting Common Stock. Except as otherwise provided herein or expressly required by law, each holder of Voting Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Voting Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

(b) Non-Voting Common Stock. The Non-Voting Common Stock has exactly the same rights, terms and conditions as the Voting Common Stock, except that it does not entitle the holder thereof to vote on any matter submitted to the stockholders of the Corporation for their action or consideration, except as provided by the General Corporation Law of the State of Delaware or the other provisions of the Certificate of Incorporation. The Non-Voting Common Stock shall be issued into an escrow account (“Escrow Account”) in accordance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of January 9, 2023, as amended, by and among, the Corporation, Calidi Biotherapeutics, Inc., FLAG Merger Sub, Inc. and the other parties there to (the “Merger Agreement”).

(c) Conversion of Non-Voting Common Stock. The shares of Non-Voting Common Stock shall automatically convert into shares of Voting Common Stock on a one-to-one basis at such time that such shares of Non-Voting Common Stock are released from the Escrow Account in accordance with the Merger Agreement and the escrow agreement governing the Escrow Account.

(d) Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Certificate of Designation (as defined below)) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Certificate of Designation) or pursuant to the DGCL.

(e) Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding), in each case by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and after payment or provision for payment of the debts and other liabilities of the Corporation, if any, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Other than those directors, if any, elected by the holders of any series of Preferred Stock, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock, each director shall serve for a term ending on the date of the third (3rd) annual meeting of stockholders following the annual meeting at which the director was elected. The initial Class I directors shall serve for a term expiring at the first (1st) annual meeting of the stockholders following the date of this Certificate; the initial Class II directors shall serve for a term expiring at the second (2nd) annual meeting of the stockholders following the date of this Certificate; and the initial Class III directors shall serve for a term expiring at the third (3rd) annual meeting of the stockholders following the date of this Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Certificate, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, resignation, retirement, disqualification, removal of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class. In no event will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to Part E of this Article V relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

D. Subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Part B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). The stockholders of the Corporation shall also have power to adopt, amend or repeal the Bylaws; provided, however, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the

Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders in lieu of such meeting.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, if any, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Board of Directors, (ii) the Chairperson of the Board of Directors, (iii) the Chief Executive Officer, or (iv) the President, and shall not be called by any other person or persons. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to the time of such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding (“Proceeding”) brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL, this Certificate or the Bylaws (in each case, as may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, to the extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any action the subject matter of which is within the scope of clause (b) of this Article IX is filed in a court other than the federal district courts of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce clause (b) (a “Securities Act Enforcement Action”), and (ii) having service of process made upon such stockholder in any such Securities Act Enforcement Action by service upon such stockholder’s counsel in the Foreign Securities Act Action as agent for such stockholder.

For the avoidance of doubt, clause (b) of this Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to any Proceeding, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX.

Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X

AMENDMENTS

A. Notwithstanding anything contained in this Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all of the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X.

B. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has executed this Amended and Restated Certificate of Incorporation this 12th day of September.

First Light Acquisition Group, Inc.

By:	/s/ Thomas A. Vecchiolla_
Name: Thomas A. Vecchiolla
Title: Chief Executive Officer